Rule 424(b)
                                                       Registration No. 33-29452
                                                            (Reoffer Prospectus)

                      SUPPLEMENT TO THE REOFFER PROSPECTUS
                             OF THE EASTERN COMPANY
                               DATED JUNE 21, 1989


         This document constitutes part of a reoffer prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the "Act").

         The date of this Supplement is May 28, 1999.



General

         The Eastern Company (the "Company")  maintained two stock option plans:
(1) The Eastern Company Incentive Stock Option Plan (the "1983 Plan"); and (2) The Eastern Company 1989 Executive Stock Incentive Plan (the "1989 Plan"). The reoffer prospectus dated June 21, 1989 (the "Reoffer Prospectus") relates to shares of common stock of the Company that have been issued (or may be issued) to certain Selling Shareholders (as defined in the Reoffer Prospectus) upon the exercise of options granted under the 1983 Plan and the 1989 Plan and which may hereafter be sold by the Selling Shareholders.

         The term of the 1983 Plan expired on February 8, 1993. The term of the 1989 Plan expired on February 7, 1999. No additional options may be granted under either the 1983 Plan or the 1989 Plan. However, options previously granted remain exercisable in accordance with their terms.

         The purpose of this Supplement is to update the information contained in the Reoffer Prospectus in order to reflect changes which have occurred subsequent to the date thereof.

Selling Shareholders

         The following table sets forth information as of May 28, 1999 with respect to those Selling Shareholders who have acquired or may acquire shares of the Company's common stock under the 1983 Plan or the 1989 Plan:

                                                               Restricted
                                                               Stock and
                                                               Shares of                  Shares of
                                    Shares of                  Common Stock               Common
                                    Common Stock               Issuable Under             Stock
Name, Address                       Beneficially               Outstanding                Offered By
and Positions                       Held as of                 Options as of              This
with the Company                    5/28/99(1)(2)              5/28/99(2)                 Prospectus(2)
----------------                    -------------              ----------                 -------------

Leonard F. Leganza                     19,258.5                  112,500                   127,258.5
62 Tunxis Village
Farmington, CT  06032
(President, Chief
Executive Officer
and Director)

Donald E. Whitmore, Jr.                41,391                     21,750                    64,881
99 Deerbrooke Circle
Southington, CT  06489
(Executive Vice President,
Chief Financial Officer
and Director)

John W. Everets                        19,615.5                   37,500                    57,115.5
72 Chestnut Street
Boston, MA  02108
(Director)

Charles W. Henry                       21,658.5                   37,500                    57,658.5
Ash Swamp Road
Woodbury, CT  06798
(Director)

David C. Robinson                      28,440                     45,375                    57,615
211 North Shore Road
New Preston, CT  06777-1123
(Director)

Donald S. Tuttle, III                  24,457.5                   37,500                    56,929.5
775 South Street
Middlebury, CT 06762
(Director)

Russell G. McMillen                   165,664.5                   37,500                   178,414.5
96 Crest Road
Middlebury, CT 06762
(Emeritus Director)



(1) Shareholdings include, in certain cases, shares owned by or in trust for spouses and/or children (in which case all beneficial interest has been disclaimed).

(2) As adjusted for the two-for-one stock split effective as of May 20, 1988, the three-for-two stock dividend effective as of February 13, 1991, and the three-for-two stock split effective as of May 28, 1999.


                                      -2-